EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 14, 2004 relating to the financial statements and financial statement schedule of McDATA Corporation, which appears in McDATA Corporation’s Annual Report on Form 10-K for the year ended January 31, 2004.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

December 9, 2004